UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

EPILOG IMAGING SYSTEMS, INC.
(Exact name of issuer as specified in its charter)

Delaware	27- 2957582
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 East Clarita Street, Suite 600 San Jose, CA 95113
(Full mailing address of principal executive offices)

1-877-374-5642

(Issuer’s telephone number, including area code)

Common Stock issued pursuant to Regulation A as of filing
(Title of each class of securities issued pursuant to Regulation A)

ITEM 7. FINANCIAL STATEMENTS

EPILOG IMAGING SYSTEMS, INC.

Financial Statements

For the Year Ended December 31, 2020 and December 31, 2019

(audited)

F-1

EPILOG IMAGING SYSTEMS, INC.
BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$376,482	$30,704
Total Current Assets	376,482	30,704

Furniture and Equipment	23,388	-
Security Deposit	2,170	-
Intangible assets net	311,549	328,861
TOTAL ASSETS	$713,589	$359,565

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$75,165	$197,408
Accrued interest related party	96,513	94,101
Advances - related party	13,677	10,282
Convertible Notes	-	30,000
Notes payable related party	227,525	223,525
Total Current Liabilities	412,880	555,316

TOTAL LIABILITIES	412,880	555,316

Commitments and Contingencies	-	-

STOCKHOLDERS' DEFICIT
Common Stock, 0.0001 par value, authorized 345,000,000 shares 13,684,927 and 12,927,696 shares issued and outstanding as of December 31, 2020 and, 2019 respectively	1,365	1,226
Additional paid in capital	1,428,479	580,849
Subscriptions receivable	(90,534)	-
Shares to be issued	31,255	-
Accumulated deficit	(1,069,855)	(777,826)
TOTAL STOCKHOLDERS' DEFICIT	300,709	(195,751)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$713,589	$359,565

The accompanying footnotes are an integral part of these financial statements.

F-2

EPILOG IMAGING SYSTEMS, INC.
STATEMENTS OF OPERATIONS
For the years ended

	2020	2019
Revenue	$10,000	$9,990
Cost of goods sold	8,827	-
Gross profit	1,173	9,990

Expenses
General and Administrative Expenses	165,751	18,902
Payroll Expense	83,057	-
Professional Fees	77,157	24,141
Research and development	12,334	8,861
Depreciation and Amortization	24,800	22,942
Total operating expenses	363,099	74,846

Net income (loss) from operations	(361,926)	(64,856)

Other Income (expenses)
Gain on debt settlement	72,309	-
Interest expense	(2,412)	-
Total other income (expenses)	69,897	-

Net income (loss) before income taxes	(292,029)	(64,856)
Provision for income taxes	-	-
Net income (loss)	$(292,029)	$(64,856)

Net income (loss) per common share basic and diluted	$(0.02)	$(0.01)

Weighted average number of common shares basic and diluted	13,684,927	12,260,913

The accompanying footnotes are an integral part of these financial statements.

F-3

EPILOG IMAGING SYSTEMS, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
For the years ended December 31, 2019 and 2020

	Common Stock		Additional Paid in	Shares to be	Subscriptions	Accumulated
	Shares	Amount	Capital	issued	Receivable	Deficit	TOTAL
Balance December 31, 2018	12,297,696	$1,226	$580,849	$-	$-	$(712,970)	$(130,895)

Net income (loss)	-	-	-			(64,856)	(64,856)
Balance December 31, 2019	12,297,696	1,226	580,849	-	-	(777,826)	(195,751)

Shares issued for cash	1,387,231	139	1,009,031		(90,534)	-	918,635
Issuance fees			(161,467)				(161,467)
Shares to be issued				31,255			31,255
Shares issued for services			66				66
Net income (loss)	-	-	-			(292,029)	(292,029)
December 31, 2020	13,684,927	$1,365	$1,428,479	$31,255	$(90,534)	$(1,069,855)	$300,709

The accompanying footnotes are an integral part of these financial statements.

F-4

EPILOG IMAGING SYSTEMS, INC.
STATEMENT OF CASH FLOWS
For the years ended December 31,

	2020	2019
OPERATING ACTIVITIES
Net Income (Loss)	$(292,029)	$(64,856)
Amortization	24,800	22,942
Professional fees expensed to additional paid in capital	66	-
Change in accounts payable	(122,242)	46,343
Change in other assets	(2,170)	-
Change in accrued expenses	5,807	2,720
Net Cash Used by Operating Activities	(385,768)	7,149

Cashflow from investing activities
Purchase of equipment	(25,189)	-
Patent filings	(5,688)	(44,123)
Total Net Cash Used by Operating Activities	(30,877)	(44,123)

FINANCING ACTIVITIES:
Proceed from issuance of common stock	788,423	-
Proceed from (payments on) convertible notes	(30,000)	30,000
Proceeds from Payments to - Related Party	4,000	37,150
Net Cash Provided by Financing Activities	762,423	67,150

NET INCREASE (DECREASE) IN CASH	345,778	30,176

CASH AT BEGINNING OF PERIOD	30,704	528

CASH AT END OF PERIOD	$376,482	$30,704

Supplemental Cashflow Information
Interest Paid	$-	$-

The accompanying footnotes are an integral part of these financial statements.

F-5

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

For the year ended December 31, 2020 and December 31, 2019

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Epilog Imaging Systems, Inc. (“the Company”) was incorporated on June 28, 2010 under the laws of the State of Delaware, and is headquartered in San Jose, CA. The Company is creating imaging technologies that meet and exceed the capabilities of human vision.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company’s fiscal year‐end is December 31.

Going Concern

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. The Company had a total accumulated deficit of $1,069,855 as of December 31, 2020. Therefore, there is substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the Company will achieve its goals and reach profitable operations and is still dependent upon its ability (1) to obtain sufficient debt and/or equity capital and/or (2) to generate positive cash flow from operations.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has spread throughout the United States and the rest of the world. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” This contagious disease outbreak, which has not been contained, and is disrupting supply chains and affecting production and sales across a range of industries in United States and other companies as a result of quarantines, facility closures, and travel and logistics restrictions in connection with the outbreak, as well as the worldwide adverse effect to workforces, economies and financial markets, leading to a global economic downturn. Therefore, the Company expects this matter to negatively impact its operating results. However, the related financial impact and duration cannot be reasonably estimated at this time.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets, the collection of accounts receivable and valuation of inventory and reserves.

Risks and Uncertainties

As of December 31, 2020, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full‐scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position

F-6

Cash and Cash Equivalents

We maintain the majority of our cash accounts at a commercial bank. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times we may exceed the FDIC limits. For purposes of the statement of cash flows we consider all cash and highly liquid investments with initial maturities of one year or less to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit.

Accounts Receivable

We grant credit to our customers and do not require collateral. Our ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by us. Reserves for un-collectable amounts are provided, based on past experience and a specific analysis of the accounts. Although we expect to collect amounts due, actual collections may differ from the estimated amounts.

Long–Lived Assets

Our management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long-lived assets impairment is determined by management. There can be no assurance however, that market conditions will not change or demand for our services will continue, which could result in impairment of long-lived assets in the future.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the year ended December 31, 2020 and 2019, the Company recognized $78,705 and $1,453 in advertising costs, respectively, recorded under the heading ‘General and administrative’ in the statements of operations.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight‐line method for financial statement purposes. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at December 31, 2020 or December 31, 2019.

Convertible Notes

The Company received $30,000 from an investor in December 2019 for a convertible note as part of a funding campaign. The loan was never finalized, and the funds were returned to the investor in January 2020. There was no actual note signed and therefore no specific terms.

Revenue Recognition

The Company recognizes revenue under ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASC 606”).

Performance Obligations Satisfied Over Time

FASB ASC 606-10-25-27 through 25-29, 25-36 through 25-37, 55-5 through 55-10

F-7

An entity transfers control of a good or service over time and satisfies a performance obligation and recognizes revenue over time if one of the following criteria is met:

a. The customer receives and consumes the benefits provided by the entity’s performance as the entity performs (as described in FASB ASC 606-10-55-5 through 55-6).

b. The entity’s performance creates or enhances an asset (for example, work in process) that the customer controls as the asset is created or enhanced (as described in FASB ASC 606-10-55-7).

c. The entity’s performance does not create an asset with an alternative use to the entity (see FASB ASC 606-10-25-28), and the entity has an enforceable right to payment for performance completed to date (as described in FASB ASC 606-10-25-29).

Performance Obligations Satisfied at a Point in Time

FASB ASC 606-10-25-30

If a performance obligation is not satisfied over time, the performance obligation is satisfied at a point in time. To determine the point in time at which a customer obtains control of a promised asset and the entity satisfies a performance obligation, the entity should consider the guidance on control in FASB ASC 606-10-25-23 through 25-26. In addition, it should consider indicators of the transfer of control, which include, but are not limited to, the following:

a. The entity has a present right to payment for the asset

b. The customer has legal title to the asset

c. The entity has transferred physical possession of the asset

d. The customer has the significant risks and rewards of ownership of the asset

e. The customer has accepted the asset

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. In Addition a) the company also does not have an alternative use for the asset if the customer were to cancel the contract, and b.) has a fully enforceable right to receive payment for work performed (i.e., customers are required to pay as various milestones and/or timeframes are met)

For the year ended December 31, 2020 and 2019 the company recognized $10,000 and $9,990 respectively. The revenue in 2020 and 2019 was derived solely from one customer

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

The Company is unable to reasonably estimate future costs that will be incurred under its warranty program on revenue recognized as of December 31, 2020 and the Company anticipates the amounts associated with revenues recognized as of December 31, 2020 to be immaterial to the financial statements.

F-8

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures” for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

•	Level 1 ‐ Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange‐traded instruments and listed equities.

•	Level 2 ‐ Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•	Level 3 ‐ Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The Company’s financial instruments consist of cash, prepaid expenses, inventory, accounts payable, convertible notes payable, advances from related parties. The estimated fair value of cash, prepaid expenses, investments, accounts payable, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Other Comprehensive Income

We have no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Net Profit (Loss) per Common Share

Basic profit / (loss) per share is computed on the basis of the weighted average number of common shares outstanding. At December 31, 2020, we had outstanding common shares of 13,684,927 used in the calculation of basic earnings per share. Basic Weighted average common shares and equivalents for the year ended December 31, 2020 were 13,684,927. As of December 31, 2020, there no outstanding instruments that could be dilutive and diluted weighted average common shares and equivalents were withheld from the calculation as they were considered anti-dilutive.

Research and Development

Research and development costs, including salaries, research material, and administrative costs are expensed as incurred. During the year ended December 31, 2020 and 2019, the Company recognized $12,334 and $8,861 in research and development costs, respectively.

Share-Based Compensation

The Company accounts for stock‐based compensation in accordance with ASC Section 718 Compensation – Stock Compensation. Under the fair value recognition provisions of ASC 718, stock‐based compensation cost is measured at the grant date based on the fair value of the award.

F-9

On September 14, 2020 the board of directors approved to allocated 670,000 shares at total price of $67 for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place.

Income Taxes

Federal Income taxes are not currently due since we have had losses since inception.

On December 22, 2018 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the year ended December 31, 2020 using a U.S. Federal Tax Rate of 21% and an estimated state of California rate of 9%.

The Company files income tax returns in the U.S. federal jurisdiction and the state of California. The Company is no longer subject to U.S. federal tax examinations for years prior to fiscal 2018. Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

As of December 31, 2020, we had a net operating loss carry-forward of approximately $(1,069,855) and a deferred tax asset of $320,957 using the statutory rate of 30% (US. Federal rate of 21% and the state of California rate of 9%. For tax years prior to January 2018, the deferred tax asset may be recognized in future periods, not to exceed 20 years. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and before January 1, 2021 (e.g., NOLs incurred in 2018, 2019, or 2020 by a calendar-year taxpayer) may be carried back to each of the five tax years preceding the tax year of such loss. Since the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA), NOLs generally could not be carried back but could be carried forward indefinitely. Further, the TCJA limited NOL absorption to 80% of taxable income. The Cares act temporarily removes the 80% limitation, reinstating it for tax years beginning after 2020. However, due to the uncertainty of future events we have booked valuation allowance of $(320,957). FASB ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2020 the Company had not taken any tax positions that would require disclosure under FASB ASC 740.

	December 31, 2020	December 31, 2019
Deferred Tax Asset	$320,957	$233,348
Valuation Allowance	(320,957)	(233,348)
Deferred Tax Asset (Net)	$-	$-

F-10

Recently Issued Accounting Standards

The Company is reviewing the effects of following recent updates. The Company has no expectation that any of these items will have a material effect upon the financial statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses [codified as Accounting Standards Codification Topic (ASC) 326]. ASC 326 adds to US generally accepted accounting principles (US GAAP) the current expected credit loss (CECL) model, a measurement model based on expected losses rather than incurred losses. Under this new guidance, an entity recognizes its estimate of expected credit losses as an allowance, which the FASB believes will result in more timely recognition of such losses. This will become effective in January 2023 and the impact on the company is under evaluation.

Update 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This was issued in August of 2020 and will become effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. We are in the process of evaluating the impact to the company.

NOTE 2 – PLANT AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight‐line method for financial statement purposes. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the recorded asset cost and accumulated depreciation are removed from accounts and the net amount, less proceeds received from disposal, is charged or credited to other income or expense. The Company reviews the recoverability of all long‐lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long‐lived asset might not be recoverable. No impairment was considered necessary at December 31, 2020 and December 31, 2019. Assets were fully depreciated at December 31, 2019. For the year ended December 31, 2020 the company acquired additional equipment at a cost of $25,189. Depreciation expense for the year ended December 31, 2020 and 2019 was $1,800 and $0 respectively

Plant and Equipment	December 31, 2020	December 31, 2019
Furniture and Equipment	$73,710	$55,935
Warehouse Equipment	9,902	2,488
Total Plant and Equipment (Gross)	83,612	58,423
Accumulated Depreciation	(60,222)	(58,423)
Total Plant and Equipment (Net)	$23,390	$-

NOTE 3 – INTANGIBLE ASSETS

Intangible assets	December 31, 2020	December 31, 2019

Patent/Super Resolution Imaging	$220,875	$215,187
Epilog Name Purchase	12,000	12,000
Intangibles - Patent # 7274381	130,000	130,000
Intangibles - Patent # 7573715	130,000	130,000
Intangibles - Patent #6833843	130,000	130,000
Intangibles - Website	10,000	10,000
Total Intangible Assets (Gross)	632,875	627,187

Accumulated Amortization	(321,326)	(298,326)

Total Intangible Assets (Net)	$311,549	$328,861

F-11

Amortization expense for the year ended December 31, 2020 and 2019, was $23,000 and $22,942, respectively. Other intangible assets in the table above consist of the purchase of the website and the company name. Patent filings are for patents that have not yet been issued and therefore have not yet begun being amortized.

The patents that are being amortized were purchased and recorded at cost.

Management periodically considers the need for impairment of the intangible assets and currently has no need for impairment.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

During 2018, the Company entered into an agreement with a manufacturing company to build and test the prototypes. The statement of work estimates the total cost to be $541,000. Payment is through the amortization of the total cost per unit price of the product based on the forecasted volume of product to be purchased by the Company during the first 24 months of full commercial production of the products. To date, no such production has occurred, and no work related to the agreement has been performed.

On April 1, 2020 Epilog entered a lease agreement for R&D space located at 155 Dubois Street, Suite D Santa Cruz, CA 95060. The original term of the lease was April 1, 2020 through April 31, 2021 at the rate of $2,170 per month. On August 1, 2020 the lease was revised to include some additional space and extended through Dec 31, 2021. The new monthly rate effective August 1, 2020 is $2,470 per month and will increase to $2,544 per month on May 1, 2021. For the years ended December 31, 2020 and 2019 we recognized rent expense of $20,272 and $1,740 respectively.

Schedule of short-term lease obligations:

2021	$30,232
Total	$30,232

NOTE 5 – RELATED PARTY TRANSACTIONS

During the 2020 and, a shareholder of the Company advanced funds for operations. At December 31, 2020 and December 31, 2019, the amount of advances outstanding is $227,525 and $223,525, respectively, and are recorded under ‘notes payable related party’ on the balance sheets. These advances accrue interest at the minimum federal statutory rate to comply with related party rules and Section 7872. The accrued interest balance at December 31, 2020 and December 31, 2019, was $96,513 and $94,101, respectively. During October 2018, the Company’s chief technology officer purchased 1,716,528 common shares, and a family member of the CEO purchased 122,609 common shares. There were no stock issuances to related parties in 2020 or 2019.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company has authorized 25,000,000 shares of common stock at $0.0001 par value. In 2020, the Company issued a total of 1,387,231 common shares for cash proceeds of $788,423 net of issuance costs of $161,467 We also had 42,962 shares to be issued for a total dollar amount of $31,255. We also had outstanding stock subscriptions receivable of $90,534.

On September 14, 2020 the board of directors approved to allocated 670,000 shares at total price of $67 for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place.

F-12

NOTE 7 – SUBSEQUENT EVENTS

On February 1, 2021 we issued 42,962 shares from our Reg CF offering valued at $.75 per share for a total of $31,255.

On January 22, 2021 the company issued a total of 17,667 shares of common stock priced at 75 cents a share to Toby Thiermann and Scott Liserson, principals at Lens Fire Films, in lieu of services/video production of Epilog Reg A+ campaign video.

On February 24, 2021 the company entered a zero interest loan agreement with StartEngine Primary, LLC to cover the cost of up to $50K in advertising and promotion services for the TTW campaign. The loan is to be repaid at the close of the Reg A+ offering.

Between March 1-14, 2021 the company conducted it’s Reg A+ TTW campaign, on CNN, NFL NET, BLOOMBERG networks.

On March 11, 2021 the company entered an escrow services agreement with Prime Trust, LLC. Prime Trust serves as a third party escrow agent for subscribers to the Epilog Regulation A+ offering, up to a maximum of 5,000,000.

On March 16, 2021 the company completed filing of registration to sell shares in Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri. Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, U.S. Virgin Islands and Puerto Rico.

On March 28, 2021 the company launched its’ Reg A+ campaign on Start Engine.

As of April 22 2021, the company sold 372,220 shares at a price of $1.40 a share for a total of $521,109.

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2020 through April 22, 2021, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-13

ITEM 8. EXHIBITS

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Description
1.1	Issuer Agreement with StartEngine Primary, LLC (incorporated by reference to Exhibit 1.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Offering Statement on Form 1-A filed on December 14, 2020)
6.1	Lease Agreement dated August 1, 2020 (incorporated by reference to Exhibit 6.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
6.2	Epilog and Jabil Ultimax Prototype Statement of Work dated September 12, 2018 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
8.1	Escrow Agreement (incorporated by reference to Exhibit 8.1 to the Offering Statement on Form 1-A filed on October 1, 2020)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EPILOG IMAGING SYSTEMS, INC.

Date: July 12, 2021	/s/ Michael Mojaver
Name: Michael Mojaver
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Michael Mojaver

Michael Mojaver, Chief Executive Officer, Chief Financial Officer,

Chief Accounting Officer, and Director

Date: July 12, 2021

/s/ Lance Mojaver
Lance Mojaver, Chief Technology Officer
Date: July 12, 2021

/s/ Rony Greenberg
Rony Greenberg, Director
Date: July 12, 2021

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